UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant To Section 13 or 15 (d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) – December 9, 2005

Assured Guaranty Ltd.

(Exact name of registrant as specified in its charter)

Bermuda	001-32141	98-0429991
(State or other jurisdiction)	(Commission File Number)	(I.R.S. Employer of Incorporation Identification No.)

30 Woodbourne Avenue
Hamilton HM 08 Bermuda

(Address of principal executive offices)

Registrant’s telephone number, including area code: (441) 296-4004

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On December 12, 2005, Assured  Guaranty Ltd. entered into a separation agreement with Pierre Samson, one of the Company’s executive officers, pursuant to which Mr. Samson will resign his positions with the Company effective December 31, 2005.  In consideration for the termination of Mr. Samson’s employment agreement, dated April 28, 2004, Mr. Samson will receive a total of $700,000 payable in 24 monthly installments, subject to reduction under certain circumstances.  In addition, the Assured Guaranty Ltd. stock options and restricted stock granted to Mr. Samson in April 2004 and February 2005 will continue to vest through April 30, 2006.  Any stock option or restricted stock not vested on April 30, 2006 will be forfeited.  Any stock options vested prior to April 30, 2006 must be exercised prior to the close of business on December 31, 2006.  At that time, all stock options will be forfeited.  Mr. Samson will also be paid a $200,000 bonus in respect of 2005.

Item 1.02. Termination of a Material Definitive Agreement.

See Item 1.01 above which is hereby incorporated herein by reference.

Item 8.01. Other Events.

On December 9, 2005 Assured Guaranty Ltd. announced the appointment of David Penchoff as President and Chief Operating Officer of Assured Guaranty Re Ltd. (AG Re), effective immediately. Mr. Penchoff will report to Dominic Frederico, President and Chief Executive Officer of Assured Guaranty Ltd. and will be responsible for AG Re’s underwriting and related administrative functions. Mr. Penchoff’s appointment is subject to Bermuda immigration approval.

Mr. Penchoff succeeds Pierre Samson, who will be leaving the company effective December 31, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASSURED GUARANTY LTD.

By:
/s/ James M. Michener
James M. Michener
General Counsel and Secretary

DATE:	December 12, 2005